EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT

                                                                            State of
                                                          Percentage of   Incorporation
      Parent                   Subsidiary                   Ownership    or Organization
----------------------------------------------------------------------------------------
AMB Financial Corp.       American Savings, FSB               100%           Federal
American Savings, FSB     NIFCO, Inc.                         100%           Indiana
NIFCO, Inc.               Ridge Management, Inc.              100%           Indiana
AMB Financial Corp.       AMB Financial Statutory Trust I     100%         Connecticut
